Exhibit 99.1
FOR IMMEDIATE RELEASE
Rentech Announces Substantially Improved Results for Second Quarter of Fiscal Year 2011
Strong Outlook for Fertilizer Segment Continues
LOS ANGELES, CA (May 10, 2011) — Rentech, Inc. (NYSE AMEX: RTK) today announced substantially improved results for the second quarter of fiscal year 2011 over the second quarter of fiscal year 2010 and reiterated guidance for the 2011 fiscal year.
For the second quarter of fiscal year 2011, Rentech reported revenue of $23.6 million, up from $19.2 million for the comparable quarter in the prior year. The improvement was primarily due to an increase in sale prices for nitrogen fertilizer products and higher sales volume of urea ammonium nitrate (UAN) produced by the Company’s wholly-owned subsidiary, Rentech Energy Midwest Corporation (REMC). Increased nitrogen demand resulting from expanded corn acres has contributed to improved market trends for the fertilizer segment over last year. Rentech reported a net loss of $7.6 million, or $0.03 per share, for the quarter ended March 31, 2011, an improvement over the net loss attributable to the Company of $16.0 million, or $0.07 per share, for the comparable period in fiscal 2010.
Rentech reported revenue of $65.6 million for the six months ended March 31, 2011, compared to $46.3 million for the comparable period in the prior year. The improvement was largely due to an increase in sales price for nitrogen fertilizer products and higher sales volume of UAN. Rentech reported a net loss attributable to the Company of $13.1 million, or $0.06 a share for the six months ended March 31, 2011, an improvement over the net loss during the comparable period last fiscal year of $31.5 million or $0.15 a share.
Commenting on the results, D. Hunt Ramsbottom, President and CEO of Rentech, stated, “REMC’s results reflect strong demand and pricing for fertilizer products, along with relatively low and stable natural gas prices. These trends are expected to continue, contributing to a bullish outlook for REMC.” Mr. Ramsbottom added, “REMC is a valuable asset to us, with cash flow as well as an experienced syngas operating team.”
Rentech continues to project that REMC’s operating income for fiscal year 2011 will be approximately $65 million and REMC’s EBITDA for the fiscal year will be approximately $75 million. REMC has signed contracts with fixed prices for the sale of approximately 80% of REMC’s forecasted deliveries for the fiscal year, and has already purchased or contracted at fixed prices for the natural gas required to produce that product. Further explanation of EBITDA, a non-GAAP financial measure, and a reconciliation of REMC’s projected EBITDA to operating income for fiscal year 2011 have been included below in this press release.
Rentech, Inc., 10877 Wilshire Blvd. Suite 600, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM

Rentech continues to project that its budgeted activities for the fiscal year ending September 30, 2011, including development expenses for the Port St. Joe Project, are fully financed. Budgeted activities for the fiscal year include continued project development activities; operation of the Product Demonstration Unit (PDU); continued research and development of the Rentech technologies; and funding of general working capital needs. The Company would require additional capital to close on financing for the Port St. Joe Project. Rentech expects to obtain the funds through various sources of potential financing including new financings at REMC and government support, but there is no assurance that these sources of capital will be available to the Company.
Mr. Ramsbottom continued, “We have significant commercial activities underway in our alternative energy segment. We continue to work with the U.S. Department of Energy for potential loan guarantees and we are finalizing commercial contracts related to our Port St. Joe renewable power project. Our recently announced Olympiad Project has several key development elements underway, such as a long term source of biomass feedstock and a path to significant financial support. Additionally, the integration of the ClearFuels biomass gasifier at our PDU is on schedule, with production of renewable synthetic jet and diesel fuels at the facility targeted for the end of this calendar year.”
Operating income for REMC was $9.4 million for the second quarter of fiscal year 2011, compared to operating income of $2.4 million last year. The improvement in operating income was due to higher gross margin resulting from greater sales prices and sales volume, coupled with lower natural gas prices. Prior year’s operating loss reflected an expense of $4.0 million for the bi-annual plant turnaround.
Rentech’s selling, general and administrative (SG&A) expenses were $7.4 million for the second quarter of fiscal year 2011, up from $6.8 million in the prior year. The increase in SG&A expenses was primarily due to an increase in salaries as a result of additional headcount and higher computer service and support and professional services. These expenses were partially offset by a decrease in stock-based compensation and legal expense.
Research and development (R&D) expenses for the second quarter of fiscal year 2011 were $6.7 million, up from $4.5 million reported in the prior period. The increase was primarily due to more operating days at the PDU; repairs and modifications at the plant; and an increase of $444,000 of expense due to the consolidation of ClearFuels, Inc.
Other expenses were $3.7 million for the second quarter of fiscal year 2011, down from $7.1 million in the prior year. Other expenses for the prior year included loss on debt extinguishment and investments totaling $3.7 million.
For the first six months of fiscal year 2011, SG&A expenses were $14.8 million, up from $13.8 million for the comparable period in the prior year. SG&A increased primarily due to an increase in salaries as a result of additional headcount and higher computer service and support and professional services. These expenses were partially offset by a decrease in stock-based compensation and legal expense. R&D expenses for the current period were $12.5 million, up from $8.3 million for the comparable six month period in the prior year. Current year R&D expenses reflect increased costs at the PDU for plant modifications and repairs; expenses to support a significantly higher number of plant operating days; and $899,000 of expenses due to the consolidation of ClearFuels.
As of March 31, 2011, Rentech had cash and cash equivalents of $77.3 million on a consolidated basis.
Rentech, Inc., 10877 Wilshire Blvd. Suite 600, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM

Conference Call with Management
The Company will hold a conference call on Tuesday, May 10, 2011 at 10:00 a.m. PDT, during which time Rentech’s senior management will review the Company’s financial results for this period and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 800-925-9065 or 212-231-2910. An audio webcast of the call will be available at www.rentechinc.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 12:00 p.m. PDT on May 10 through 12:00 p.m. PDT on May 17. The replay teleconference will be available by dialing 800-633-8284 or 402-977-9140 and the reservation number 21521933.
Rentech, Inc., 10877 Wilshire Blvd. Suite 600, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM

RENTECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in thousands, except per share data)

	For the Three Months		For the Six Months
	Ended March 31,		Ended March 31,
	2011	2010	2011	2010

Total Revenues	$23,575	$19,182	$65,640	$46,320

Cost of Sales	13,373	16,172	39,309	44,462

Gross Profit	10,202	3,010	26,331	1,858

Operating Expenses	14,634	11,734	28,373	23,110

Operating Loss	(4,432)	(8,724)	(2,042)	(21,252)

Total Other Expenses, Net	(3,655)	(7,123)	(11,927)	(9,942)

Loss from Continuing Operations before Income Taxes and Equity in Net Loss of Investee Company	(8,087)	(15,847)	(13,969)	(31,194)
Income tax Benefit	—	—	1	—

Loss from Continuing Operations before Equity in Net Loss of Investee Company	(8,087)	(15,847)	(13,968)	(31,194)
Equity in Net Loss of Investee Company	—	149	—	277

Loss from Continuing Operations	(8,087)	(15,996)	(13,968)	(31,471)
Income from Discontinued Operations	—	2	—	6

Net loss	(8,087)	(15,994)	(13,968)	(31,465)
Net Loss Attributable to Non-controlling Interests	522	—	888	—
Net Loss Attributable to Rentech	$(7,565)	$(15,994)	$(13,080)	$(31,465)

Basic and Diluted Net Loss per Common Share
Continuing operations	$(0.03)	$(0.07)	$(0.06)	$(0.15)
Discontinued operations	0.00	0.00	0.00	0.00
Basic and Diluted Net Loss per Common Share	$(0.03)	$(0.07)	$(0.06)	$(0.15)

Basic and Diluted Weighted-Average Number of Common Shares Outstanding	222,218	213,544	222,098	213,154

Rentech, Inc., 10877 Wilshire Blvd. Suite 600, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM

Disclosure Regarding Non-GAAP Financial Measures
EBITDA is a presentation of earnings before interest, taxes, depreciation and amortization. Management believes that EBITDA (a non-GAAP financial measure) can be a useful indicator of the fundamental operating performance of REMC’s fertilizer production facility. Management believes that EBITDA can help investors evaluate REMC’s operating performance by eliminating the effects of depreciation and amortization, which are non-cash expenses, and of interest and taxes, which are not operating expenses. We believe that our investors may use EBITDA as a measure of the operating performance of REMC’s business. We recommend that investors carefully review the GAAP financial information (including our Statements of Cash Flows) included as part of our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and our earnings releases; compare GAAP financial information with the non-GAAP financial measures disclosed in our quarterly earnings releases and investor calls, and read the reconciliation below.
Fiscal Year 2011 REMC EBITDA Projection ($ millions)

Operating Income of approximately:	$65.4
Depreciation and Amortization	9.6

EBITDA of approximately:	$75.0
About Rentech, Inc.
Rentech, Inc. (www.rentechinc.com), incorporated in 1981, provides clean energy solutions. The Company’s Rentech-SilvaGas biomass gasification process can convert multiple biomass feedstocks into synthesis gas (syngas) for production of renewable fuels and power. Combining the gasification process with Rentech’s unique application of syngas conditioning and clean-up technology and the patented Rentech Process based on Fischer-Tropsch chemistry, Rentech offers an integrated solution for production of synthetic fuels from biomass. The Rentech Process can also convert syngas from fossil resources into ultra-clean synthetic jet and diesel fuels, specialty waxes, and chemicals. Final product upgrading and acid gas removal technologies are provided under an alliance with UOP, a Honeywell company. Rentech develops projects and offers licenses for these technologies for application in synthetic fuels and power facilities worldwide. Rentech Energy Midwest Corporation, the Company’s wholly-owned subsidiary, manufactures and sells nitrogen fertilizer products including ammonia, urea ammonia nitrate, urea granule, and urea solution in the corn-belt region of the central United States.
Safe Harbor Statement
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as the demand, pricing and outlook for REMC’s products; projected EBITDA performance at REMC; the Company’s projected capital needs and sources; and the prospects of our development projects. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s web site at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.
Rentech, Inc., 10877 Wilshire Blvd. Suite 600, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM

For more information
Please contact: Julie Dawoodjee, Vice President of Investor Relations and Communications, Rentech, Inc. at 310-571-9800, or by email at ir@rentk.com.
Rentech, Inc., 10877 Wilshire Blvd. Suite 600, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM